Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - FEBRUARY 2003
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (29,037.960 units) at January 31, 2003           $ 35,237,598
Additions of 205.744 units on February 28, 2003                       269,154
Redemptions of (4,629.995) units on February 28, 2003              (6,057,005)
Offering Costs                                                        (29,286)
Net Income (Loss) - February 2003                                   2,779,498
                                                                 ------------

Net Asset Value (24,613.709 units) at February 28, 2003          $ 32,199,959
                                                                 ============

Net Asset Value per Unit at February 28, 2003                    $   1,308.21
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $  2,570,683
    Change in unrealized                                             (305,771)

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                            1,234,314
  Interest income                                                      32,968
                                                                 ------------

                                                                    3,532,194
                                                                 ------------

Expenses:
  Brokerage fee                                                        98,412
  Performance fee                                                     649,433
  Operating expenses                                                    4,851
                                                                 ------------

                                                                      752,696
                                                                 ------------

Net Income (Loss) - February 2003                                $  2,779,498
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on February 28, 2003                    $  1,308.21

Net Asset Value per Unit on January 31, 2003                     $  1,213.50

Unit Value Monthly Gain (Loss) %                                        7.80 %

Fund 2003 calendar YTD Gain (Loss) %                                   16.33 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

The trend is our friend .... until the trend ends!

We are pleased to report good results again in February, with positive returns being earned in every market sector except metals. The strong momentum in energy, fixed income, currencies and stock indices continued, largely as a result of the troubled global geopolitical outlook.

Continuing uncertainty is casting a long shadow over global equity markets and investor optimism, and is unlikely to lift until a major change in sentiment and perception occurs. When it does change, an explosive reversal in trends could erode some of the gains we have enjoyed over the past year. This is particularly evident in the energy markets, where the price of crude oil is now at a level not seen since the last Gulf war in 1991.

Consequently, we continue to maintain a lower-than-normal level of leverage, to mitigate this potential risk.

Historically, uncertainty has provided significant opportunity for alternative investment managers like Campbell & Company, and our performance relative to traditional investment managers reflects this. However, we are very respectful of the fact that past performance is not indicative of future results, particularly with so much uncertainty in our world.

Sincerely,


Bruce Cleland
President & CEO